Exhibit 99.1

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2011 SECOND QUARTER RESULTS

IONIA, Mich., Aug. 1, 2011 - Independent Bank Corporation (Nasdaq: IBCP) reported a second quarter 2011 net loss applicable to common stock of $1.0 million, or $0.12 per share, versus net income applicable to common stock of $6.8 million, or $0.44 per diluted share, in the prior-year period.  For the six months ended June 30, 2011 and 2010, the Company reported a net loss applicable to common stock of $9.4 million, or $1.16 per share, and $8.1 million, or $3.10 per share, respectively.  2010 results include an $18.1 million gain on the extinguishment of debt.  Excluding this gain, 2011 results improved significantly over 2010, due primarily to declines in the provision for loan losses and in non-interest expenses that were partially offset by a decrease in net interest income.

Michael M. Magee, the Chief Executive Officer of Independent Bank Corporation, commented: “Our results for the second quarter of 2011 reflect further progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  In addition, prior to preferred stock dividends, we were able to achieve a small net profit this quarter.  We remain focused on continuing to improve our operating results, and we are optimistic that recent improvements we have observed in the Michigan economy will help support our efforts. Net interest income continued to decline in the first half of 2011, which adversely impacted our core operating results.  This decline in net interest income has been driven by our maintenance of high levels of liquidity and our need to reduce total loans in order to preserve our regulatory capital ratios.  As we announced earlier in 2011, we continue to evaluate our alternatives in connection with our capital plan initiatives in consultation with our financial advisors and the U.S. Treasury.  In particular, we are continuing to explore the merits of a smaller capital raise with a goal of preserving the potential future use of our net deferred tax asset, which totaled approximately $69.4 million at June 30, 2011 and on which we have established a $68.5 million valuation allowance.”

Operating Results

The Company’s net interest income totaled $23.4 million during the second quarter of 2011, a decrease of $5.2 million, or 18.2%, from the year-ago period, and a decrease of $1.1 million, or 4.4%, from the first quarter of 2011.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.36% during the second quarter of 2011 compared to 4.38% in the year-ago period, and 4.34% in the first quarter of 2011.  The decrease in net interest income is primarily due to a reduction in average interest-earning assets, which declined to $2.15 billion in the second quarter of 2011 compared to $2.61 billion in the year-ago quarter and $2.27 billion in the first quarter of 2011.  The decline in average interest-earning assets primarily reflects the Company’s efforts to reduce total assets in order to improve its regulatory capital ratios.

Service charges on deposit accounts totaled $4.8 million during the second quarter of 2011, a decrease of $1.0 million, or 18.0%, from the year-ago period.  The decrease in such service charges in 2011 principally relates to a decline in  non-sufficient funds (“NSF”) occurrences and related NSF fees that is in part, attributed to overdraft fee legislation that went into effect during the third quarter of 2010.

Interchange income totaled $2.3 million during the second quarter of 2011, an increase of $0.2 million, or 10.6%, from the year-ago period.  The growth in interchange income primarily reflects an increase in debit card transaction volumes and PIN-based interchange fees. The Dodd-Frank Wall Street Reform and Consumer Protection Act includes a provision under which interchange fees for debit cards are set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard. On June 29, 2011 the Federal Reserve issued final rules (which are effective October 1, 2011) on interchange fees for debit cards.  Overall, these final rules establish price caps for debit card interchange fees that are approximately 50% lower than current averages.  However, debit card issuers with less than $10 billion in assets are exempt from this rule.  Even though our subsidiary bank is exempt from these new rules, competitive market factors could impact future interchange income.

Net gains on the sale of mortgage loans were $1.8 million in the second quarter of 2011, compared to $2.4 million in the year-ago quarter.  The decrease in net gains relates primarily to a decline in mortgage loan sales volume.  Although mortgage loan interest rates were relatively low during the second quarter of 2011, refinance activity has been, to date, somewhat moderate as many borrowers already refinanced in earlier periods (and the interest rate differential between the rate at which they refinanced earlier and current interest rates is not that significant).  Also, many borrowers are unable to refinance because of negative equity in their homes or credit-related impediments.

Net securities gains totaled $0.1 million during the three months ended June 30, 2011, compared to $1.4 million for the comparable period in 2010.  The second quarter 2011 net securities gains were primarily due to the sale of U.S. Treasury securities.  The second quarter 2010 net securities gains were primarily due to the sale of agency residential mortgage-backed securities.

Mortgage loan servicing generated losses of $0.1 million and $2.0 million in the second quarters of 2011 and 2010, respectively. This variance is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights.  In the second quarters of 2011 and 2010, the Company recorded impairment charges of $0.6 million and $2.5 million, respectively, which primarily reflects lower mortgage loan interest rates at each quarter end resulting in higher estimated future prepayment rates being used in the valuation.  Capitalized mortgage loan servicing rights totaled $14.7 million at June 30, 2011.  The Company was servicing approximately $1.79 billion in mortgage loans for others on which servicing rights had been capitalized at June 30, 2011.

During the second quarter of 2011, the Company recorded $0.6 million of income related to a decline in the fair value of the common stock warrant issued to the U.S. Treasury in Apr. 2010. This warrant is included in accrued expenses and other liabilities in the Company’s Consolidated Statements of Financial Condition and is recorded at fair value.  Changes in the fair value are recorded in non-interest income.

In the second quarter of 2010, the Company recorded an $18.1 million gain on the extinguishment of debt.  On June 23, 2010, the Company issued 5.1 million shares of its common stock (having a fair value of approximately $23.5 million on the date of the exchange) in exchange for $41.4 million in liquidation value of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities.

Non-interest expenses totaled $31.7 million in the second quarter of 2011, as compared to $37.6 million in the year-ago period.  The decrease in non-interest expenses was primarily due to declines in compensation and employee benefits (down $0.4 million), vehicle service contract counterparty contingencies (down $3.6 million), net losses on other real estate (“ORE”) and repossessed assets (down $0.8 million), FDIC deposit insurance (down $1.1 million) and credit card and bank service fees (down $0.5 million).  These decreases were partially offset by an increase in loan and collection expenses (up $0.8 million).  The overall decline in non-interest expenses principally reflects the Company’s ongoing efforts to reduce operating and credit related costs.

Pre-Tax, Pre-Provision Core Operating Earnings

The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results.  Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding:  income tax expense (benefit), the provision for loan losses, costs (recoveries) related to unfunded lending commitments, securities gains or losses, vehicle service contract counterparty contingencies, any impairment charges or recoveries (including capitalized mortgage loan servicing rights, goodwill and losses on ORE or repossessed assets) and elevated loan and  collection costs caused by the current economic cycle.

The following table reconciles the consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”) to pre-tax, pre-provision core operating earnings.   Pre-tax, pre-provision core operating earnings is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP.  Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.  However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, certain fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues.  It displays core operating earnings trends before the impact of these challenges.  The Asset Quality section of this release isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.

The decline in the Company’s pre-tax, pre-provision core operating earnings in 2011 as compared 2010 is principally due to a decrease in net interest income as described above.

Pre-Tax, Pre-Provision Core Operating Earnings
	Quarter Ended
	6/30/11	3/31/11	6/30/10
	(In thousands)
Net income (loss)	$37	$(7,401)	$7,884
Income tax expense (benefit)	(258)	(8)	156
Provision for loan losses(1)	4,467	11,171	12,960
Net securities gains	(115)	(71)	(1,363)
Vehicle service contract counterparty contingencies	1,311	2,346	4,861
Impairment (recovery) charge on capitalized loan servicing	647	(555	2,460
Gain on extinguishment of debt	--	--	(18,086)
Net losses on ORE and repossessed assets	777	1,406	1,554
Elevated loan and collection costs (2)	2,330	2,617	1,535
Pre-Tax, Pre-Provision Core Operating Earnings	$9,196	$9,505	$11,961

(1)	Includes costs (recoveries) related to unfunded lending commitments.
(2)	Represents the excess amount over a “normalized” level (experienced prior to 2008) of $1.25 million quarterly.

Asset Quality

Commenting on asset quality, CEO Magee added:  "Our provision for loan losses decreased by $8.3 million, or 65.5%, in the second quarter of 2011 compared to the year-ago level, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Non-performing loans have declined by 36% over the past year.  In addition, thirty- to eighty-nine day delinquency rates at June 30, 2011 declined to 1.01% for commercial loans and 1.55% for mortgage and consumer loans. These are near the lowest levels that we have seen in over two years.  We continue to focus on improving asset quality and reducing credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2011	12/31/2010	6/30/2010
	(Dollars in millions)
Commercial	$25.2	$29.6	$37.6
Consumer/installment	3.0	4.2	5.9
Mortgage	23.9	30.9	38.6
Payment plan receivables (2)	1.6	2.9	2.4
Total	$53.7	$67.6	$84.5
Ratio of non-performing loans to total portfolio loans	3.21%	3.73%	4.16%
Ratio of non-performing assets to total assets	3.94%	4.22%	4.61%
Ratio of the allowance for loan losses to non-performing loans	113.77%	100.50%	89.46%

(1)	Excludes loans that are classified as “troubled debt restructurings” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco Finance Corporation (“Mepco”) has not yet completed the process to charge the applicable counterparty for the balance due. The June 30, 2011 balance excludes $40.8 million (net of reserves) of receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

The decrease in non-performing loans since year-end 2010 is due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during the first half of 2011.  Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by owners of income-producing properties (due to higher vacancy rates and/or lower rental rates).  Non-performing commercial loans have declined for ten consecutive quarters and are at their lowest level since early 2007.  Non-performing residential mortgage loans are primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan.  Retail non-performing loans have declined for eight consecutive quarters and are at their lowest level since early 2008.  Other real estate and repossessed assets totaled $37.6 million at June 30, 2011, compared to $39.4 million at Dec. 31, 2010, and $41.8 million at June 30, 2010.

The provision for loan losses was $4.4 million and $12.7 million in the second quarters of 2011 and 2010, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $9.4 million (2.21% annualized of average loans) in the second quarter of 2011, compared to $13.2 million (2.52% annualized of average loans) in the second quarter of 2010 and $12.9 million (2.93% annualized of average loans) in the first quarter of 2011.  The decline in second quarter 2011 loan net charge-offs compared to year-ago levels is primarily due to declines in both commercial and mortgage loan net charge-offs.  Loan net charge-offs were $22.3 million (2.58% annualized of average loans) and $35.8 million (3.33% annualized of average loans) for the first six months of 2011 and 2010, respectively.  At June 30, 2011, the allowance for loan losses totaled $61.1 million, or 3.65% of portfolio loans, compared to $67.9 million, or 3.75% of portfolio loans, at Dec. 31, 2010.

Balance Sheet, Liquidity and Capital

Total assets were $2.32 billion at June 30, 2011, a decrease of $217.6 million, or 8.6%, from Dec. 31, 2010.  Loans, excluding loans held for sale, were $1.68 billion at June 30, 2011, compared to $1.81 billion at Dec. 31, 2010.  Deposits totaled $2.06 billion at June 30, 2011, a decrease of $187.2 million from Dec. 31, 2010.  The decline in deposits is almost entirely due to a planned reduction of brokered time deposits.

Cash and cash equivalents totaled $320.8 million at June 30, 2011, versus $385.4 million at Dec. 31, 2010.  Although still at elevated levels, the Company has utilized some of its liquidity to reduce wholesale funding (brokered time deposits and other borrowings) during the first half of 2011.

Stockholders’ equity totaled $114.4 million at June 30, 2011, or 4.94% of total assets.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratio	6/30/11	12/31/2010	Well Capitalized Minimum

Tier 1 capital to average total assets	6.96%	6.58%	5.00%
Tier 1 capital to risk-weighted assets	10.17%	9.77%	6.00%
Total capital to risk-weighted assets	11.45%	11.06%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.3 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit the Company’s Web site at:  IndependentBank.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2011	December 31, 2010
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$58,673	$48,933
Interest bearing deposits	262,111	336,441
Cash and Cash Equivalents	320,784	385,374
Trading securities	156	32
Securities available for sale	78,192	67,864
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,005	23,630
Loans held for sale, carried at fair value	26,308	50,098
Loans
Commercial	666,497	707,530
Mortgage	622,460	658,679
Installment	231,411	245,644
Payment plan receivables	155,385	201,263
Total Loans	1,675,753	1,813,116
Allowance for loan losses	(61,115)	(67,915)
Net Loans	1,614,638	1,745,201
Other real estate and repossessed assets	37,608	39,413
Property and equipment, net	65,596	68,359
Bank-owned life insurance	48,812	47,922
Other intangibles	8,294	8,980
Capitalized mortgage loan servicing rights	14,741	14,661
Prepaid FDIC deposit insurance assessment	14,155	15,899
Vehicle service contract counterparty receivables, net	40,827	37,270
Accrued income and other assets	26,492	30,545
Total Assets	$2,317,608	$2,535,248
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$448,458	$451,856
Savings and NOW	1,003,537	995,662
Retail time	522,261	530,774
Brokered time	90,429	273,546
Total Deposits	2,064,685	2,251,838
Other borrowings	40,909	71,032
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	14,597	11,739
Accrued expenses and other liabilities	32,801	31,379
Total Liabilities	2,203,167	2,416,163
Shareholders' Equity
Preferred stock, no par value–200,000 shares authorized; 74,426 shares issued and outstanding at June 30, 2011 and December 31, 2010; per share liquidation preference: $1,062 at June 30, 2011 and $1,036 at December 31, 2010	77,759	75,700
Common stock, no par value–500,000,000 shares authorized; issued and outstanding: 8,345,651 shares at June 30, 2011 and 7,860,483 shares at December 31, 2010	248,198	246,407
Accumulated deficit	(199,326)	(189,902)
Accumulated other comprehensive loss	(12,190)	(13,120)
Total Shareholders' Equity	114,441	119,085
Total Liabilities and Shareholders' Equity	$2,317,608	$2,535,248

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010
	(unaudited)
	(In thousands)

Interest Income
Interest and fees on loans	$28,102	$29,484	$36,675	$57,586	$75,702
Interest on securities
Taxable	344	467	902	811	2,062
Tax-exempt	298	332	526	630	1,211
Other investments	383	435	389	818	761
Total Interest Income	29,127	30,718	38,492	59,845	79,736
Interest Expense
Deposits	4,511	4,945	7,508	9,456	15,727
Other borrowings	1,232	1,323	2,413	2,555	5,407
Total Interest Expense	5,743	6,268	9,921	12,011	21,134
Net Interest Income	23,384	24,450	28,571	47,834	58,602
Provision for loan losses	4,378	11,076	12,680	15,454	29,694
Net Interest Income After Provision for Loan Losses	19,006	13,374	15,891	32,380	28,908
Non-interest Income
Service charges on deposit accounts	4,784	4,282	5,833	9,066	11,108
Interchange income	2,308	2,168	2,086	4,476	4,022
Net gains (losses) on assets
Mortgage loans	1,793	1,935	2,372	3,728	4,215
Securities	115	213	1,363	328	1,628
Other than temporary loss on securities available for sale
Total impairment loss	327	(469)	-	(142)	(118)
Loss recognized in other comprehensive income	(327)	327	-	-	-
Net impairment loss recognized in earnings	-	(142)	-	(142)	(118)
Mortgage loan servicing	(126)	896	(2,043)	770	(1,611)
Title insurance fees	318	473	366	791	860
Decrease in fair value of U.S. Treasury warrant	642	354	-	996	-
Gain on extinguishment of debt	-	-	18,086	-	18,086
Other	2,622	2,532	1,682	5,154	3,936
Total Non-interest Income	12,456	12,711	29,745	25,167	42,126
Non-interest Expense
Compensation and employee benefits	13,029	12,349	13,430	25,378	26,643
Loan and collection	3,580	3,867	2,785	7,447	7,571
Occupancy, net	2,663	3,101	2,595	5,764	5,504
Data processing	2,415	2,310	2,470	4,725	4,939
Vehicle service contract counterparty contingencies	1,311	2,346	4,861	3,657	8,279
Furniture, fixtures and equipment	1,502	1,418	1,648	2,920	3,367
Net losses on other real estate and repossessed assets	777	1,406	1,554	2,183	3,583
Credit card and bank service fees	1,013	1,047	1,500	2,060	3,175
FDIC deposit insurance	652	1,235	1,763	1,887	3,565
Communications	889	948	1,015	1,837	2,088
Legal and professional	801	778	894	1,579	2,030
Advertising	670	554	674	1,224	1,453
Costs related to unfunded lending commitments	89	95	280	184	336
Other	2,292	2,040	2,127	4,332	4,562
Total Non-interest Expense	31,683	33,494	37,596	65,177	77,095
Income (Loss) Before Income Tax	(221)	(7,409)	8,040	(7,630)	(6,061)
Income tax expense (benefit)	(258)	(8)	156	(266)	(108)
Net Income (Loss)	$37	$(7,401)	$7,884	$(7,364)	$(5,953)
Preferred stock dividends and discount accretion	1,051	1,008	1,113	2,059	2,190
Net Income (Loss) Applicable to Common Stock	$(1,014)	$(8,409)	$6,771	$(9,423)	$(8,143)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010
	(unaudited)
Per Common Share Data (A)
Net Income (Loss) Per Common Share (B)
Basic (C)	$(.12)	$(1.06)	$2.37	$(1.16)	$(3.10)
Diluted (D)	(.12)	(1.06)	.44	(1.16)	(3.10)
Cash dividends declared per common share	.00	.00	.00	.00	.00

Selected Ratios (E)
As a Percent of Average Interest-Earning Assets
Interest income	5.43%	5.46%	5.90%	5.45%	6.01%
Interest expense	1.07	1.12	1.52	1.10	1.60
Net interest income	4.36	4.34	4.38	4.35	4.41
Net Income (Loss) to (B)
Average common shareholders’ equity	(11.94)%	(83.75)%	111.56%	(50.84)%	(57.53)%
Average assets	(0.17)	(1.36)	0.96	(0.78)	(0.57)

Average Shares (A)
Basic (C)	8,287,012	7,933,276	2,852,414	8,111,121	2,629,028
Diluted (D)	49,640,081	32,555,495	17,607,325	49,428,827	10,050,848

 (A) Per share data and shares outstanding have been adjusted for a 1-for-10 reverse stock split in 2010.

(B) These amounts are calculated using net income (loss) applicable to common stock.

(C) Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(D) Average shares of common stock for diluted net income per share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(E) Ratios have been annualized.

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